Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

April 17, 2009
Date of Report
(Date of earliest event reported)

Freestone Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-28753	33-0880427
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Republic Center, Suite 1350 325 N. St. Paul St. Dallas, TX 75201
(Address of Principal Executive Offices)

214-880-4870
(Issuer Telephone number)

Check the appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On April 17, 2009 the Company entered into an agreement with Lloyd Lane, Tom Bonner, Mike Doran, Jimmy Carter, Clayton Carter and Capital Financial Consultants to liquidate their investments in Freestone.  Each surrendered his Freestone common stock issued to him (an aggregate of 27,865,000 shares).  The aforesaid stock was originally issued upon forming Freestone in exchange for a building, certain oil and gas assets, the assumption of certain liabilities related to those assets and assignment of a Petrozene supply contract.  The oil and gas assets and the Petrozene contract will remain in the Company.

Item 3.03.   Unregistered Sale of Equity Securities.

On April 21, 2009 the Company issued 2,000,000 restricted shares of common stock to Dona Doran in payment of a $50,000 loan.

On April 22, 2009 the Company issued 3,000,000 restricted shares of common stock to Mike Doran, 3,000,000 restricted shares of common stock to Clayton Carter, 1,500,000 restricted shares of common stock to Don Edwards, and 1,250,000 restricted shares of common stock to consultants as compensation for past services rendered in lieu of salary.

In connection with each of these transactions, the persons acquiring the shares agreed to hold the shares for investment and not further distribution. In each case, the certificates representing the shares carry a legend that the shares may not be transferred without compliance with the registration requirements of the Securities Act of 1933 or in reliance upon an exemption therefrom. For each of these transactions, the Company relied upon Section 4(2) of the Securities Act of 1933 as an exemption from the registration requirements of the Act.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Description

10.	Agreement for Cancellation of Shares dated April 17, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREESTONE RESOURCES, INC.

June 8, 2008	By: /s/ Mike Doran
Mike Doran Chief Executive Officer